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                                                                     Exhibit 3.7

                        CERTIFICATE OF THE DESIGNATIONS,
                         POWERS, PREFERENCES AND RIGHTS
                                       OF
                        SERIES E NON-CUMULATIVE PERPETUAL
                          PARTICIPATING PREFERRED STOCK
                                       OF
                                 PANAVISION INC.

                         (Pursuant to Section 151 of the
                        Delaware General Corporation Law)

     Panavision Inc., a Delaware corporation (the "Company"), hereby certifies that the following resolution was adopted by the Board of Directors of the
Company:

     RESOLVED, that pursuant to the authority expressly granted to and vested in the Board of Directors of the Company (the "Board of Directors") by the provisions of the Amended and Restated Certificate of Incorporation of the Company (the "Certificate of Incorporation"), there is hereby created, out of the 2,000,000 shares of Preferred Stock, par value $0.01 per share, of the Company authorized in Section 5 of the Certificate of Incorporation (the "Preferred Stock"), a series of the Preferred Stock consisting of 1,500,000 shares, which series shall have the following powers, designations, preferences and relative, participating, optional or other rights, and the following qualifications, limitations and restrictions (in addition to any powers, designations, preferences and relative, participating, optional or other rights, and any qualifications, limitations and restrictions, set forth in the Certificate of Incorporation which are applicable to the Preferred Stock):

Section 1. Designation of Amount.

     The shares of Preferred Stock created hereby shall be designated the "Series E Non-Cumulative Perpetual Participating Preferred Stock" (the "Series E Preferred Stock") and the authorized number of shares constituting such series shall be 1,500,000.

Section 2. Ranking; Term.

     (a) The Series E Preferred Stock shall, with respect to dividend rights and rights to distributions upon the liquidation, winding-up or dissolution of the Company, rank senior to all classes of common stock, par value $0.01 per share, of the Company (the "Common Stock") and to each other class or series of capital stock or other equity securities of the Company authorized, issued or otherwise established; provided, however, that the holders of a majority of the outstanding shares of Series E Preferred Stock, in accordance with the provisions of Section 6(b) hereof, may approve the authorization, issuance or establishment of a series of Preferred Stock the terms of which


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rank on a parity with or senior to the Series E Preferred Stock as to dividends and distributions upon the liquidation, winding-up or dissolution of the Company.

     (b) The Series E Preferred Stock shall be perpetual and may not be redeemed, purchased, retired or otherwise acquired by the Company unless such redemption, purchase, retirement or other acquisition by the Company is expressly authorized herein and consummated in accordance with the provisions specified herein; provided, however, that the Company may, with the written consent of a holder of outstanding shares of Series E Preferred Stock, redeem, purchase, retire or otherwise acquire any or all of the outstanding shares of Series E Preferred Stock held by such holder.

Section 3. Dividends.

     (a) The holders of the then outstanding shares of Series E Preferred Stock will be entitled to receive, when, as and if declared by the Board of Directors out of funds of the Company legally available therefore, non-cumulative cash dividends at the annual rate of $0.05 per share of Series E Preferred Stock, payable, if declared, quarterly in cash on each March 31, June 30, September 30 and December 31; provided, however, that if any such payment date is not a Business Day then such dividend shall be payable on the next Business Day. The cash dividends provided for in this Section 3(a) are hereinafter referred to as "Base Dividends." For purposes hereof, "Business Day" means any day other then a Saturday, Sunday or day on which banking institutions in the State of New York are authorized or required to remain closed.

     (b) If Base Dividends have been declared and have not been paid in full and sums have not been set apart in trust for the payment thereof upon the shares of Series E Preferred Stock and the shares of any other series of capital stock of the Company ranking on a parity as to dividends with the Series E Preferred Stock ("Parity Dividend Stock"), all dividends declared upon shares of Series E Preferred Stock and upon all Parity Dividend Stock shall be paid or declared pro rata so that in all cases the amount of dividends paid or declared per share on the Series E Preferred Stock and such Parity Dividend Stock shall bear to each other the same ratio that unpaid dividends per share, including dividends in arrears, if any, on the shares of Series E Preferred Stock and such other shares of Parity Dividend Stock, bear to each other. Unless and until full Base Dividends on the shares of Series E Preferred Stock in respect of all past declared dividends have been paid, and sums representing the full amount of Base Dividends on the shares of Series E Preferred Stock are declared in respect of the then current quarterly dividend period and paid or shall have been or are contemporaneously set aside in trust for the payment thereof, (i) no dividends shall be paid or declared or set aside for payment or other distribution upon the Common Stock or any other capital stock of the Company ranking junior to the Series E Preferred Stock as to dividends or as to distributions upon liquidation, dissolution or winding up of the Company (other than in shares of, or warrants or rights to acquire, solely capital stock of the Company ranking junior to the Series E Preferred Stock both as to dividends and as to distributions upon liquidation, dissolution or winding up of the Company ("Junior Stock")) and (ii) no shares of capital stock of the Company ranking junior to or on a parity with the Series E


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Preferred Stock as to dividends or as to distributions upon liquidation, dissolution or winding up of the Company shall be redeemed, retired, purchased or otherwise acquired for any consideration (or any payment made to or available for a sinking fund for the redemption of any such shares) by the Company or any Subsidiary (except by conversion into or exchange solely for shares of Junior Stock). For purposes hereof, a "Subsidiary" shall mean any corporation, association, partnership, limited liability company, joint venture or other business entity (i) at least 50% of the outstanding voting securities of which are at the time owned or controlled, directly or indirectly, by the Company or
(ii) with respect to which the Company possesses, directly or indirectly, the power to direct or cause the direction of the affairs or management of such person.

     (c) In addition to Base Dividends, in the event any dividends are declared or paid or any other distribution is made on or with respect to the Common Stock, the holders of the Series E Preferred Stock as of the record date established by the Board of Directors for such dividend or distribution on the Common Stock shall be entitled to receive as additional dividends (the "Additional Dividends") an amount (whether in the form of cash, securities or other property) per share of Series E Preferred Stock equal to the amount (and in the form) of the dividends declared or paid or distribution made on or with respect to each share of Common Stock, such Additional Dividends to be payable on the same payment date as the dividend on the Common Stock established by the Board of Directors. The record date for any such Additional Dividends shall be the record date for the applicable dividend or distribution on the Common Stock, and any such Additional Dividends shall be payable to the persons in whose name the Series E Preferred Stock is registered at the close of business on the applicable record date.

     (d) No dividend shall be paid or declared on any share of Common Stock, unless (i) a dividend, payable in the same consideration and manner, is simultaneously paid or declared, as the case may be, on each share of Series E Preferred Stock in an amount determined as set forth in paragraph (c) above,
(ii) full Base Dividends on the shares of Series E Preferred Stock in respect of all past declared dividends have been paid, and sums representing the full amount of Base Dividends on the shares of Series E Preferred Stock are declared in respect of the then current quarterly dividend period and paid or shall have been or are contemporaneously set aside in trust for the payment thereof, and
(iii) full Additional Dividends on the shares of Series E Preferred Stock in respect of all past declared dividends on the Common Stock have been paid. For purposes hereof, the term "dividends" shall include any pro rata distribution by the Company, out of funds of the Company legally available therefor, of cash, property, securities (including, but not limited to, rights, warrants or options) or other property or assets to the holders of the Common Stock, whether or not paid out of capital, surplus or earnings.

Section 4. Liquidation Preference.

     In the event of a liquidation, dissolution or winding up of the Company, whether voluntary or involuntary (a "Liquidation"), the holders of the Series E Preferred Stock then outstanding shall be entitled to receive out of the available assets of the Company,


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whether such assets are stated capital or surplus of any nature, an amount on such date equal to $1.00 per share of Series E Preferred Stock (the "Liquidation Preference") plus the amount of any declared but unpaid Base Dividends as of such date and any declared but unpaid Additional Dividends as of such date. Such payment shall be made before any payment shall be made or any assets distributed to the holders of any class or series of the Common Stock or any other class or series of the Company's capital stock ranking junior as to liquidation rights to the Series E Preferred Stock. If upon any Liquidation the assets available for payment of the Liquidation Preference are insufficient to permit the payment to the holders of the Series E Preferred Stock of the full preferential amounts described in this Section 4, then all the available assets shall be distributed among the holders of the then outstanding shares of Series E Preferred Stock and the then outstanding shares of capital stock ranking on a parity with the Series E Preferred Stock as to distributions upon Liquidation, pro rata according to the number of then outstanding shares of Series E Preferred Stock and then outstanding shares of parity stock held by each holder thereof. A merger or consolidation of the Company, or a sale of all or substantially all of its assets, shall not constitute a Liquidation for purposes of this Section 4, unless in connection with such merger or consolidation or sale of all or substantially all of the Company's assets, the stockholders of the Company specifically determine that such transaction be deemed a Liquidation.

Section 5. Reorganization, Reclassification, Merger, Consolidation.

     (a) At any time while any shares of Series E Preferred Stock are outstanding, the Company shall not (i) consolidate or merge with or into another person or entity or (ii) sell, lease, assign, transfer, convey or otherwise dispose of all or substantially all of its assets (each such transaction described in clauses (i) and (ii) of this Section 5(a) is referred to herein as a "Fundamental Transaction"); provided, however, that the Company may undertake or effect a Fundamental Transaction if, in the case of a merger or consolidation, the Company will be the surviving entity and the Series E Preferred Stock will remain outstanding or, prior to the consummation of any such Fundamental Transaction, the successor entity, in the case of a merger of consolidation, resulting from such Fundamental Transaction or the transferee of all or substantially all of the Company's assets, in the case of a Fundamental Transaction which is an asset sale, shall assume by written instrument the obligation to deliver to the holders of the Series E Preferred Stock upon consummation of such Fundamental Transaction, in exchange for all outstanding shares of Series E Preferred Stock, shares of stock, securities or other assets having identical, or more preferential, rights, power, preferences and privileges as the Series E Preferred Stock immediately prior to such Fundamental Transaction. The provisions of this Section 5(a) shall similarly apply to successive reorganizations, reclassifications, consolidations, or mergers.

     (b) Notwithstanding the provisions of Section 5(a) hereof, in the event that the stockholders of the Company approve, or the Company otherwise consummates (if stockholder approval is not required for such consummation), a Fundamental Transaction (other than a Fundamental Transaction in which the holders of the Company's outstanding voting securities immediately prior to such Fundamental Transaction hold,


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immediately after such Fundamental Transaction, in excess of 50% of (x) the voting power of the outstanding voting securities of the entity resulting from such Fundamental Transaction or (y) if the entity resulting from such Fundamental Transaction has an ultimate parent which has a class of equity securities which are publicly traded on a nationally recognized securities exchange, the voting power of the outstanding voting securities of such parent (the Fundamental Transactions described in clauses (x) and (y) above are referred to herein as "Excluded Transactions")), at any time while any shares of Series E Preferred Stock are outstanding, each holder of Series E Preferred Stock shall have the right to give notice to the Company that such holder is exercising a redemption election (a "Redemption Election") with respect to all or any number of such holder's shares of Series E Preferred Stock, during the period (the "Exercise Period") beginning on the tenth (10th) day and ending on the thirtieth (30th) day after the earlier to occur of (i) such holder's receipt of the notice referred to in Section 5(c) hereof or (ii) the date as of which such holder obtains actual knowledge of such Fundamental Transaction. In exercising a Redemption Election, a holder of Series E Preferred Stock may elect to receive for each outstanding share of Series E Preferred Stock held by such holder either (x) an amount in cash, to the extent permitted by applicable law, not less than the Liquidation Preference thereof as of the Redemption Date (as defined below) plus the amount of any declared but unpaid Base Dividends as of the Redemption Date plus the amount of any declared but unpaid Additional Dividends as of such date or (y) an amount, in the form of cash, securities or other property, equal to the amount (and in the form) of the cash, securities or other property to be received by each holder of Common Stock for each share of Common Stock held by such holder in connection with such Fundamental Transaction. The Company's obligation to redeem the Series E Preferred Stock pursuant to this Section 5 shall become operative only after the Company has first complied with (w) Section 4.08 of the Indenture, dated as of February 11, 1998, with respect to the Company's 9 5/8% Senior Subordinated Discount Notes Due 2006 and 9 5/8% Senior Subordinated Discount Exchange Notes Due 2006 (such 9 5/8% Senior Subordinated Discount Notes Due 2006 and 9 5/8% Senior Subordinated Discount Exchange Notes due 2006 are referred to collectively as the "1998 Notes"), including, without limitation, the purchase of any such notes tendered pursuant thereto, (x) any applicable provisions of the Indenture, dated on or about January 16, 2004, with respect to the Company's 12.50% Senior Secured Notes due 2009 (the "2004 Notes"), including, without limitation, the purchase of any such notes tendered pursuant thereto, (y) any applicable provisions of the Amended and Restated Credit Agreement, dated as of January 16, 2004, among the Company, the lenders party thereto, and JPMorgan Chase Bank, as administrative agent (as may be further amended, supplemented, restated or otherwise modified from time to time) (the "Credit Agreement") and (z) the applicable provisions of any instrument entered into by the Company in connection with any refinancing of the 1998 Notes, the 2004 Notes or the Credit Agreement.

     (c) On or before the tenth (10th) day after the stockholders of the Company approve, or the Company otherwise consummates (if stockholder approval is not required for such consummation), a Fundamental Transaction (other than an Excluded Transaction), the Company shall mail to all holders of record of the Series E Preferred Stock at their respective addresses as the same shall appear on the books of the Company


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as of such date, a notice disclosing (i) the Fundamental Transaction, (ii) that, if such holder exercises the Redemption Election, the Company shall, at the election of the holder, (x) redeem any or all of such holder's shares of Series
E Preferred Stock at a redemption price equal to an amount not less than the Liquidation Preference thereof plus the amount of any declared but unpaid Base Dividends as of the Redemption Payment Date plus the amount of any declared but unpaid Additional Dividends as of such date or (y) deliver to such holder an amount per share of Series E Preferred Stock held by such holder, in the form of cash, securities or other property, equal to the amount (and in the form) of the cash, securities or other property to be received by each holder of Common Stock for each share of Common Stock held by such holder in connection with such Fundamental Transaction, and (iii) the procedure for redemption. Each such notice of redemption shall be irrevocable. To exercise the Redemption Election, a holder of Series E Preferred Stock must deliver during the Exercise Period written notice to the Company (or an agent designated by the Company for such purpose) of the holder's exercise of the Redemption Election, including the indication of the form of redemption payment elected by such holder, accompanied by each certificate evidencing shares of the Series E Preferred Stock with respect to which the Redemption Election is being exercised, duly endorsed for transfer to the Company. On or prior to the fifth (5th) Business Day (the "Redemption Payment Date") after receipt of such written notice, the Company shall redeem all shares of Series E Preferred Stock properly surrendered to the Company (or an agent designated by the Company for such purpose) during the Exercise Period for redemption in connection with the exercise of the Redemption Election and shall cause payment in the required form to be made for such shares of Series E Preferred Stock. If, in connection with any Redemption Election, the Company does not have sufficient capital and surplus legally available to redeem all of the then outstanding shares of Series E Preferred Stock for which a Redemption Election in the form of cash has been made, the Company shall take all measures permitted under the Delaware General Corporation Law to increase the amount of its capital and surplus legally available, and the Company shall redeem as many shares of Series E Preferred Stock for which a Redemption
Election in the form of cash has been made as it has capital and surplus legally available therefor, ratably from the holders thereof in proportion to the number of shares of Series E Preferred Stock tendered for cash payment, and shall thereafter from time to time, as soon as it shall have capital and surplus legally available therefor, redeem as many shares of Series E Preferred Stock for which a Redemption Election in the form of cash has been made as it has capital and surplus available therefor until it has redeemed all of the outstanding shares of Series E Preferred Stock for which a Redemption Election in the form of cash has been made.

     (d) After any Redemption Payment Date, unless and until the full redemption payment for all shares of Series E Preferred Stock to be redeemed has been paid to the holders thereof, or set aside in trust with a bank or trust company, (i) no dividends or other distribution shall be paid or declared or set aside for payment on any capital stock or other equity securities of the Company ranking junior to or on a parity with the Series E Preferred Stock (other than in shares of, or warrants or rights to acquire, Junior Stock), and (ii) no shares of capital stock or other equity securities of the Company ranking junior to or on a parity with the Series E Preferred Stock shall be redeemed, retired,


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purchased or otherwise acquired for any consideration (or any payment made to or available for a sinking fund for the redemption of any such shares) by the Company (except by conversion into or exchange for solely shares of Junior Stock).

     (e) Any shares of Series E Preferred Stock which shall at any time have been redeemed, retired or repurchased pursuant to this Section 5 or otherwise shall, after such redemption, retirement or repurchase have the status of authorized but unissued shares of Preferred Stock, without designation as to series, and shall not be reissued as Series E Preferred Stock.

Section 6. Voting Rights.

     (a)  The holders of outstanding shares of the Series E Preferred Stock:

          (i) shall be entitled to vote together with the holders of the Common Stock as a single class on all matters submitted for a vote of holders of Common Stock;

          (ii) shall have such other voting rights as are specified in the Certificate of Incorporation or as otherwise provided by Delaware law; and

          (iii) shall be entitled to receive notice of any meeting of the stockholders of the Company in accordance with the Certificate of Incorporation and By-laws of the Company.

     For purposes of the voting rights set forth in this Section 6(a), each share of Series E Preferred Stock shall entitle the holder thereof to cast that number of votes as each share of Common Stock shall be entitled to cast.

     (b) In addition to the other voting rights set forth herein, so long as any shares of Series E Preferred Stock remain outstanding, the Company shall not, without the written consent or affirmative vote of the holders of at least a majority of the outstanding shares of Series E Preferred Stock voting separately as one class, (i) amend, alter or repeal, whether by merger, consolidation, combination, reclassification or otherwise, the Certificate of Incorporation or By-laws of the Company or any provisions thereof (including the adoption of a new provision thereof) if such amendment, alteration or repeal would adversely alter or change the rights, preferences or privileges of the Series E Preferred Stock, (ii) create, authorize or issue any class, series or shares of Preferred Stock or any other class or series of capital stock or other equity securities of the Company ranking either as to payment of dividends or distribution of assets upon Liquidation (x) prior to the Series E Preferred Stock or (y) on a parity with the Series E Preferred Stock, or (iii) undertake any action (x) the valid consummation of which would require the approval of the Company's stockholders pursuant to the Company's Certificate of Incorporation or Bylaws or as required by applicable law and (y) the direct or indirect result of which would adversely affect or change the rights, preferences or privileges of the Series E Preferred Stock. The vote of the holders of at least two-thirds of the outstanding shares of Series E Preferred Stock, voting separately as one class, shall be


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necessary to adopt any alteration, amendment or repeal of this Section 6, in addition to any other vote of stockholders required by law.

          IN WITNESS WHEREOF, the Company has caused this Certificate of Designations to be executed on this 16th day of January, 2004.


                                        By: /s/ Eric W. Golden
                                            ------------------------------------
                                        Name: Eric W. Golden
                                        Title: Executive Vice President, General
                                        Counsel and Secretary


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